EXHIBIT 23 (ii)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement, on Form S-3 (Registration No. 333-83542), relating to $100 million of Central Hudson Gas & Electric Corporation's Medium-Term Notes, Series D, of our report dated January 30, 2003 appearing in this Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated January 30, 2003, relating to the financial statement schedule that appears in such Annual Report on Form 10-K.


/s/ PRICEWATERHOUSECOOPERS LLP
New York, New York
January 30, 2003